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NEWS RELEASE

Contact:  Douglass C. Greenlaw
          ACT Manufacturing, Inc.
          508-562-8046

                            ACT MANUFACTURING, INC.
                            TO ACQUIRE ATLANTA BASED
                             CONTRACT MANUFACTURER

HUDSON, MASS., JUNE 5, 1997 - ACT Manufacturing, Inc. (Nasdaq:ACTM) today announced that the company has agreed to acquire Electronic Systems International, a division of ESI Acquisition Corporation. Electronic Systems International (ESI) is based in Norcross, Georgia, and is a leading contract electronics manufacturer to customers throughout the southeastern United States. Annual sales are currently $15-20 million.

Under the terms of the agreement, ACT will acquire the assets of ESI in exchange for 190,546 shares of ACT common stock. The transaction will be accounted for under the purchase method of accounting and is expected to be completed in June 1997. Other terms of the transaction were not disclosed.

John A. Pino, President and Chief Executive Officer of ACT Manufacturing, Inc. said, "The acquisition of ESI is an important first step in the expansion of our North American business. Founded in 1978, ESI is the leading contract manufacturer in the Atlanta, Georgia, area and has extensive expertise and experience in providing full service manufacturing for printed circuit board assembly operations.

Mr. Pino went on to add, "The southeastern United States market provides many exciting opportunities for us, and the addition of ESI strengthens our ability to bring high quality, value-added contract manufacturing services to our existing and future customers in this geography."

ESI provides all aspects of turnkey contract electronic and electro-mechanical manufacturing services to original equipment manufacturers (OEM's) for the production of printed circuit board assemblies, electronic subsystems and "box build" products. The company offers its customers a comprehensive electronic manufacturing solution for products requiring low to medium volume assembly and a high level of performance reliability in the medical and industrial manufacturing markets--two of ACT's primary markets.

ACT Manufacturing, Inc., a leading contract manufacturer headquartered in Hudson, Massachusetts, supplies emerging and major original equipment manufacturers in the computing, telecom, networking, medical and industrial markets with printed circuit board assemblies, cable and harness assemblies, electro-mechanical sub-assemblies and total system assembly and integration.